Exhibit 5.1

200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
June 27, 2025	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
	London	Tokyo
Lyra Therapeutics, Inc.	Los Angeles	Washington, D.C.
480 Arsenal Way	Madrid

Watertown, MA 02472

Re:

Registration Statement on Form S-3 (No. 333-278163); 273,012 shares of common stock, par value $0.001 per share, and a pre-funded warrant to purchase up to 150,360 shares of common stock, $0.001 par value per share

To the addressee set forth above:

We have acted as special counsel to Lyra Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 273,012 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (ii) a pre-funded warrant to purchase up to 150,360 shares of Common Stock (the “Pre-Funded Warrant”). The Shares and the Pre-Funded Warrant are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2024 (Registration No. 333-278163) (the “Registration Statement”), a base prospectus dated April 1, 2024 (the “Base Prospectus”) and a prospectus supplement dated June 27, 2025 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares and the Pre-Funded Warrant are being sold pursuant to a securities purchase agreement dated June 26, 2025 by and between the Company and the purchasers named therein (the “Purchase Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares, the Pre-Funded Warrant and Warrant Shares (as defined below).

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and in paragraph 2, the internal laws of the State of New York, and we express no opinion with respect to the applicability to the opinions expressed herein, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

June 27, 2025

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the applicable purchaser, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2. When the Pre-Funded Warrant has been issued by the Company against payment therefor in the circumstances contemplated by the Purchase Agreement, the issue and sale of the Pre-Funded Warrant will have been duly authorized by all necessary corporate action of the Company, and the Pre-Funded Warrant will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. When the shares of Common Stock initially issuable upon exercise of the Pre-Funded Warrant (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Pre-Funded Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Pre-Funded Warrant, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issue of any of the Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Restated Certificate of Incorporation, as amended, and by the board of directors of the Company in connection with the offering contemplated by the Registration Statement.

With your consent, except to the extent we have expressly opined as to such matters with respect to the Company herein, we have assumed (a) that the Pre-Funded Warrant has been duly authorized, executed and delivered by the parties thereto, (b) that the Pre-Funded Warrant constitutes legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, (c) that the status of the Pre-Funded Warrant as a legally valid and binding obligation of the Company is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

June 27, 2025

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief, (b) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (c) waivers of broadly or vaguely stated rights, (d) covenants not to compete, (e) provisions for exclusivity, election or cumulation of rights or remedies, (f) provisions authorizing or validating conclusive or discretionary determinations, (g) grants of setoff rights, (h) any provision requiring the payment of attorneys’ fees where such payment is contrary to law or public policy, (i) provisions to the effect that a guarantor is liable as a primary obligor, and not as a surety and provisions purporting to waive modifications of any guaranty obligation to the extent such modification constitutes a novation, (j) proxies, powers and trusts, (k) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any agreement, right or property, (l) provisions for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, and (m) the severability, if invalid, of provisions to the foregoing effect.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 27, 2025 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP